EXHIBIT 99.9

FOR IMMEDIATE RELEASE		July 21, 2006
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS 2006 SECOND QUARTER RESULTS
Strong APS Customer Growth Continues
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the quarter ended June 30, 2006, of $112.2 million, or $1.13 per diluted share of common stock. This result compares with net income of $26.7 million, or $0.28 per diluted share, for the same quarter a year ago.
On-going consolidated earnings in the 2006 second quarter were $102 million, or $1.03 per share, compared with $86 million, or $0.89 per share in the comparable 2005 quarter. The 2006 results exclude income tax credits related to prior years of $10 million, or $0.10 per share. On-going earnings for the second quarter of 2005 exclude an after-tax loss of $59 million, or $0.61 per share, related to the sale of the Silverhawk Power Station.
“Growth in our service territory remains robust,” said Pinnacle West Chairman Bill Post, citing Arizona’s population growth, which is three times the national average. “Successfully serving this growth will require continuing cooperation from state regulators as our company invests in new, long-term resources to meet the ever-increasing demand for electricity.”
Results for the quarter were positively impacted by higher retail sales at Arizona Public Service (APS) due to customer growth of 4.6 percent; fuel and purchased power cost deferrals; and warmer weather, punctuated by the hottest June on record. The average temperature during June was almost 5 degrees above normal. The warmer weather added $0.10 per share compared with last year’s second quarter.
These positive items were partially offset by higher fuel and purchased power costs; and an increase in operating costs primarily related to higher generation maintenance and customer service costs.
APS reported net income of $93.8 million for the second quarter of 2006, compared with net income of $64.0 million for the same period a year ago. In addition, SunCor Development Co., Pinnacle West’s real estate subsidiary, reported net income of $9.6 million, compared with $11.3 million in the 2005 second quarter.

PINNACLE WEST SECOND QUARTER EARNINGS	July 21, 2006

For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2006 second quarter earnings and recent developments at 1:00 p.m. (ET), today, Friday, July 21, 2006. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID Number 2026344. A replay of the call also will be available until 11:55 p.m. (ET), Friday, July 28, 2006, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same ID number as above.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION — NET INCOME
(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	June 30, 2006		June 30, 2005
	Dollars in	Diluted	Dollars in	Diluted
	Millions	EPS	Millions	EPS
Pinnacle West Capital Corporation
Net Income	$112	$1.13	$27	$0.28
Adjustments:
Income tax credits related to prior periods	(10)	(0.10)	—	—
Loss from discontinued operations — Silverhawk Power Station write-down	—	—	56	0.57
Loss from discontinued operations — Silverhawk Power Station operations	—	—	3	0.04

On-going Earnings	$102	$1.03	$86	$0.89

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2006	2005	2006	2005
Operating Revenues
Regulated electricity segment	$712,718	$579,652	$1,178,844	$995,682
Marketing and trading segment	89,925	71,172	174,927	160,429
Real estate segment	112,603	84,259	220,457	154,195
Other revenues	9,782	20,259	21,006	30,394

Total	925,028	755,342	1,595,234	1,340,700

Operating Expenses
Regulated electricity segment fuel and purchased power	263,944	160,590	421,339	239,013
Marketing and trading segment fuel and purchased power	72,716	57,593	146,891	128,402
Operations and maintenance	168,332	153,097	346,759	308,181
Real estate segment operations	98,412	67,713	169,742	123,047
Depreciation and amortization	89,297	85,323	176,918	176,267
Taxes other than income taxes	32,700	34,638	68,273	69,203
Other expenses	8,430	17,556	16,952	25,930

Total	733,831	576,510	1,346,874	1,070,043

Operating Income	191,197	178,832	248,360	270,657

Other
Allowance for equity funds used during construction	3,633	2,952	7,434	5,555
Other income	12,022	8,684	17,489	9,487
Other expense	(5,815)	(3,846)	(10,356)	(8,232)

Total	9,840	7,790	14,567	6,810

Interest Expense
Interest charges	45,882	50,077	93,408	96,042
Capitalized interest	(4,959)	(3,544)	(8,983)	(6,833)

Total	40,923	46,533	84,425	89,209

Income From Continuing Operations Before Income Taxes	160,114	140,089	178,502	188,258

Income Taxes	49,271	54,988	56,064	73,558

Income From Continuing Operations	110,843	85,101	122,438	114,700

Income (Loss) From Discontinued Operations
Net of Income Taxes	1,311	(58,366)	2,171	(63,517)

Net Income	$112,154	$26,735	$124,609	$51,183

Weighted-Average Common Shares Outstanding — Basic	99,221	96,192	99,168	94,089

Weighted-Average Common Shares Outstanding — Diluted	99,640	96,299	99,562	94,189

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$1.12	$0.88	$1.23	$1.22
Net income — basic	$1.13	$0.28	$1.26	$0.54
Income from continuing operations — diluted	$1.11	$0.88	$1.23	$1.22
Net income — diluted	$1.13	$0.28	$1.25	$0.54
Certain prior-year amounts have been reclassified to conform to the 2006 presentation.